FOR IMMEDIATE RELEASE

LCC Contact:

C.R. Waldron

Sr. Vice President, Chief Financial Officer & Investor Relations

+1.703.873.2266 phone

bob_waldron@lcc.com

LCC INTERNATIONAL ANNOUNCES PROFIT FOR THIRD QUARTER OF 2005

MCLEAN, VIRGINIA, December 5, 2005 –LCC International, Inc., (NASDAQ: LCCIE), a global leader in wireless voice and data turn-key technical consulting services, today released results for the second and third quarters of 2005.

Dean J. Douglas, President and Chief Executive Officer stated “We are glad to have the restatement behind us and now we can begin to talk about the positive changes that are taking place at LCC, as well as the opportunities we see for growth. The second quarter, while disappointing, reflects the negative impact of two contracts that have since been renegotiated. The third quarter results reflect the positive impact of the restructuring that took place with our G&A reduction, continued strong results in our EMEA operations, and the progress we have made towards returning to profitability in North America.” Dean Douglas added, “We continue to be diligent in our efforts to maintain profitability and we believe the rigorous new processes we are employing will allow us to continue to be profitable in our core businesses.”

Revenues for the second quarter were $42.7 million, a sequential decrease of 6.0% or $2.7 million from the restated revenues for the first quarter of 2005 and a decrease of 18.9% or $9.9 million from the second quarter of 2004. The Company reported a net loss for the second quarter of $8.1 million compared to the restated net loss of $3.7 million reported for the first quarter of 2005 and net income of $1.3 million reported for the second quarter of 2004. Loss per share for the second quarter was $(0.33) on 24.4 million shares compared to the restated loss per share of $(0.15) for the first quarter and earnings per share $0.05 for the second quarter of 2004.

Revenues for the third quarter were $49.5 million, a sequential increase of 16.0% or $6.8 million from revenues for the second quarter and a decrease of $0.5 million compared to the restated revenues for the third quarter of 2004. The Company reported net income of $1.2 million for the third quarter compared to a net loss of $8.1 million for the second quarter and restated net income of $0.6 million for the third quarter of 2004. Earnings per share for the third quarter were $0.05 on 24.4 million shares compared to the loss per share of $(0.33) for the second quarter and restated earnings per share of $0.03 for the third quarter of 2004.

Revenues for the first nine months of 2005 were $137.6 million, a decrease of 6.8% or $10.1 million from restated revenues for the first nine months of 2004. The Company reported a net loss of $10.6 million for the first nine months of 2005 compared to restated net income of $0.4 million for the first nine months of 2004. Loss per share for the first nine months of 2005 was $0.43 on 24.5 million shares compared to restated earnings per share of $0.02 for the first nine months of 2004.

Charles R. Waldron, Sr. Vice President and Chief Financial Officer stated: “The loss for the second quarter was primarily attributable to the requirement that we recognize the inception-to-date impact of the underperformance of one of our major fixed-fee contracts. This accounts for $3.6 million of the loss for the second quarter. Also, in the second quarter we recognized $0.8 million in costs associated with restructuring and other initiatives. In the third quarter, we successfully amended the previously mentioned fixed-fee contract and another similar fixed-fee contract, which required that we recognize these positive benefits in the third quarter. This accounted for $3.1 million of earnings for the third quarter. Sales, general and administrative expenses were down $0.8 million in the third quarter as compared to the second quarter even though we accrued $0.3 million for added costs due to the restatement.”

The Company filed its 10-Qs for the second and third quarters of 2005 with the Securities and Exchange Commission today. The Company also refiled its 10-K/A for 2004 to correct minor typographical and editing errors.

A conference call to discuss the Amended Filings and the Quarterly Reports will be held Wednesday, December 7, at 8:30 AM.

Details for all interested parties wishing to participate in the conference call are as follows:

Via Live Conference Call: U.S. callers please dial 866/578-5788. Callers outside of the U.S. please dial 617/213-8057. Both numbers will require callers to enter reservation number 30544437. There will be a question and answer period during the call.

Via Live Web Cast: To listen to a live broadcast of the conference call via the Internet, please visit the Investor Relations section of the Company’s web site located at www.lcc.com. In order to participate in the call via the Internet, participants will need a computer with speakers and the Windows® Media Player plug-in.

Via Digital Replay: A replay of the call will begin at approximately 1:00 p.m. Eastern on Wednesday, December 7 and will continue until 12 midnight Eastern on Thursday, December 8. To access the replay, U.S. callers please dial 888/286-8010. For callers outside of the U.S. please dial 617/801-6888. Both numbers will require callers to enter reservation number 75395261 to be connected to the recording of the Company call.

Via Internet Archive: Beginning Friday, December 9, LCC’s conference call will be available for review on the Company’s web site. This function sorts the call by section that enables parties to save time by only listening to the segments in which they are most interested (i.e. opening remarks, financial overview, questions and answer). To access the December 7th call, go to the Audio Archives page that can be found in the Investor Relations section on the LCC website: www.lcc.com.

About LCC

LCC International, Inc. is a global leader in voice and data design, deployment and management services to the wireless telecommunications industry. Since 1983, LCC has performed technical services for the largest wireless operators in North and South America, Europe, The Middle East, Africa and Asia. The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. News and additional information are available at www.lcc.com.

Cautionary Note regarding forward-looking statements under the Private Securities Litigation Reform Act of 1995:

Statements included in this news release which are not historical in nature are “forward-looking statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These include, without limitation, statements regarding increased demand for the Company’s services, forecasts of revenues, earnings estimates, statements regarding contracts, work or revenue opportunities the Company may secure in the future, and related information, all of which are based on current factual information and certain assumptions about future events which management believes to be reasonable at this time. There are many risks, uncertainties and other factors that can prevent the Company from achieving its goals or cause the Company’s results to differ materially from those expressed or implied by these forward-looking statements including, without limitation, changes in demand for the Company’s services from external factors including general economic conditions or changes in wireless demand or technology affecting network expansion strategies at and financing opportunities for the Company’s clients, delays in the award of new work, the termination or reduction of existing projects due to changes in the financial condition or business strategies of the Company’s clients, the Company’s dependence on hiring and retaining professional staff and key personnel, fluctuations in quarterly results from a variety of internal and external factors including changes in the Company’s estimates with respect to the completion of fixed-price contracts, lengthy sales cycles especially with respect to larger projects that may account for a significant portion of the Company’s anticipated revenues, intense competition in the marketplace especially from competitors with greater financial resources and financing capabilities, and those risk factors described in LCC International, Inc.’s filings with the Securities and Exchange Commission, including its most recent amended Annual Report on Form 10-K/A, amended Quarterly Reports on Form 10-Q/A and Quarterly Reports on Form 10-Q. The Company generally provides performance and earnings projections at each quarterly earnings conference call and in specific regulatory filings. These forecasts are as of the date of the call or filing and will include estimates based on factual information and assumptions which management believes to be reasonable at that time. In providing projections and other forward-looking statements, the Company does not make, and specifically disclaims, any undertaking or obligation to update them at any time in the future or at all to reflect new information, future events or otherwise.

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